SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (the "Agreement"), dated December 30, 2003, is entered in the City of Madrid, Kingdom of Spain by and between SANTANDER BANCORP (the "Buyer"), a Commonwealth of Puerto Rico Corporation and ADMINISTRACIÓN DE BANCOS LATINOAMERICANOS SANTANDER, S.L. (the "Seller"), a limited liability company ("sociedad de responsabilidad limitada") organized under the laws of the Kingdom of Spain.

WITNESSETH

The Seller, as seller, and Buyer, as purchaser, entered into a Stock Purchase Agreement (the "Purchase Agreement," all terms not otherwise defined herein shall have the meaning assigned to them in the Purchase Agreement), dated as of November 28, 2003, regarding the sale by Seller and the purchase by the Buyer of all of the issued and outstanding shares of capital stock (the "Shares") of Santander Securities Corporation (the "Company").

The parties hereto hereby agree as follows:

1. Delivery of the Shares. The Seller, concurrently with the execution hereof, does hereby deliver, transfer, endorse, convey and assign to the Buyer for its benefit and transfers all of the rights, title and interest in and to the Shares of the Company to the Buyer pursuant to the terms and conditions of the Purchase Agreement. The transfer of the Shares from the Seller to the Buyer is absolute and intended as a sale. By the execution of this Agreement, the Seller hereby delivers the Shares. The Buyer acknowledges receipt of the Shares and agrees and acknowledges that the Shares have been issued to Seller in accordance with the terms of the Purchase Agreement. Upon receipt of the Purchase Price as set forth in Section 2 of this Agreement, Seller will endorse the Shares in favor of the Buyer.

2. Receipt of Purchase Price. The Seller hereby acknowledges receipt from the Buyer of immediately available funds amounting to SIXTY TWO MILLION (US$62,000,000) UNITED STATES DOLLARS representing payment in full for the Purchase Price of the Shares.

3. Terms of the Purchase Agreement to Govern. The Seller and Buyer agree that the terms and conditions of the Purchase Agreement shall govern all matters. In the event of any conflict among the provisions of this Agreement and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall govern.

4. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

ADMINISTRACIÓN DE BANCOS

LATINOAMERICANOS SANTANDER, S.L.

By: __________________________________

Name: Víctor Barallat

Title: General Director

SANTANDER BANCORP

By: __________________________________

Name: Ms. Maria Calero

Title: Executive Vice President